TRADITIONAL GUARANTEED MINIMUM DEATH BENEFIT RIDER II
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This rider forms a part of the Base Contract to which it is attached and is effective as of the Issue Date of the Base Contract. In the case of a conflict with any provision in the Base Contract, the provisions of this rider will control. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. The following hereby replaces the section of the Base Contract entitled "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period".

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                            PROCEEDS PAYABLE ON DEATH
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Death Benefit      The death benefit is equal to the greater of (a) or (b), less
Amount During      any deductions we make to reimburse  us for any applicable
The Accumulation   Premium Tax:
Period             (a) The Contract Value determined as of the end of the
                       Business Day during which we received at the Service Center both due proof of death and an election of the payment method; or
                   (b) The Traditional Guaranteed Minimum Death Benefit (GMDB)
                       value, which is equal to the total of all Purchase Payments, not including any applicable bonus, received before you exercise the Guaranteed Partial Withdrawal Benefit (GPWB), if applicable, reduced as follows:
                      (1) proportionately by the percentage of Contract Value
                          taken as a withdrawal, including any withdrawal charge, for each withdrawal taken before you exercise the GPWB.
                      (2) proportionately by the percentage of Contract Value
                          applied to Traditional Annuity Payments under a Partial Annuitization, for each traditional Partial Annuitization taken before you exercise the GPWB.
                      (3) proportionately by the percentage of PB Value applied
                          to a Guaranteed Minimum Income Benefit (GMIB) Payment under a Partial Annuitization, for each GMIB Partial Annuitization taken before you exercise the GPWB.
                      (4) proportionately by the percentage of Contract Value
                          withdrawn, including any withdrawal charge, for each GPWB Payment we make and/or any Excess Withdrawal taken on or after you exercise the GPWB.

                      If Joint Owners are named, the age of the older Contract Owner will be used to determine the death benefit. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the death benefit.

                      If the Contract Owner dies during the Accumulation Phase and the sole Beneficiary or Joint Owner is the spouse of the Contract Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Contract Owner's rights under the Contract.

                      An election by the spouse to continue the Contract must be made by an Authorized Request on the death claim form before we pay the death benefit. In this event, the Contract Value for the Valuation Period during which this election is implemented will be adjusted, if necessary, to equal the death benefit.

                      Any part of the death benefit amount that had been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk, which is borne by the Beneficiary.



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                               GENERAL PROVISIONS
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Conditions for     This benefit will terminate on the earliest of:
Termination of the (a) the Business Day before the Income Date that you take a
Traditional            Full Annuitization,
Guaranteed Minimum (b) the Business Day that the Traditional GMDB Value and the
Death Benefit          Contract Value are both zero, or
                   (c) contract termination.

Rider Charge       The charge for this rider is  included  in the  Mortality
                   and  Expense  Risk  Charge  shown on the Contract Schedule.

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                            CROSS REFERENCE OF TERMS
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Terms Used         The term "Business Day" is used to also mean
Interchangeably    "Valuation Date," where applicable. The term "withdrawal
Between            charges" is used to also mean "Contingent Deferred Sales
Base Contract      Charges", where applicable.  The term "withdrawal" is used to
and Rider          also mean "surrender", where applicable.

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                                    GLOSSARY
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Definitions        Definitions specific to this rider that are not in the Base
                   Contract follow.

Base Contract      The contract to which this rider is attached.

Full               This occurs once you apply the entire Contract
Annuitization      Value to Annuity Payments. Once you take a Full
                   Annuitization, you cannot take any additional Partial
                   Annuitizations. If you take a Full Annuitization, the Accumulation Phase of the contract will end.

                   Once you take a Full Annuitization you can no longer make additional Purchase Payments.

Partial            This occurs when you apply only part of the Contract Value to
Annuitization      Traditional Annuity Payments, or part of the PB Value to GMIB
                   Payments. If you take a Partial Annuitization, the Accumulation Phase and Annuity Phase of the contract may occur at the same time. [You can take one Partial
                   Annuitization every 12 months. The maximum number of annuitizations we allow at any one time is five. If you take a Partial Annuitization, there can be only one Owner, he/she must be the Annuitant, and we will not allow the Owner to designate a joint Annuitant. Partial Annuitizations are not available to Joint Owners.]

                   Once you take a Partial Annuitization you can no longer make additional Purchase Payments to any portion of the Contract that is in the Annuity Phase.

Traditional        Annuity Payments we make based on the Adjusted Contract
Annuity Payment    Value.

Traditional        The death benefit that is provided by this rider.
Guaranteed Minimum
Death Benefit

Terms defined in   The following terms are defined in the PRIME Plus Benefit
the PRIME Plus     Rider. If the PRIME Plus Benefit Rider  is not attached to
Benefit Rider      your Contract, these terms do not apply to this Rider.
                   (1) Excess Withdrawals
                   (2) GMIB Payments
                   (3) GPWB Payments
                   (4) PB Value



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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                 [/s/ Wayne A Robinson]      [/s/ Mark Zesbaugh]
                    Wayne A Robinson            Mark Zesbaugh
                      Secretary                  President





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